Exhibit 10.11

BIONOMICS LIMITED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of June 2021 by and between Bionomics Limited (ABN 53 075 582 740) (the “Company”), and Errol B. De Souza, an individual (“you”) (and, together, “Parties”).

NOW THEREFORE, in consideration of your acceptance of employment, the Parties agree to be bound by the terms contained in this Agreement as follows:

1.         Engagement. Effective July 1st, 2021 the “Effective Date”), the Company will employ you as Executive Chairman of the Company on the Company’s Board of Directors (the “Board”). You will report directly to the Board. You will have the responsibilities, duties and authorities the Board specifies from time to time, which will generally be commensurate with those of chief executive officers of entities of similar size and character to the Company. These responsibilities may include serving as an officer and director of subsidiaries of the Company.

2.         Commitment. During and throughout the Employment Period (as defined in Section 3 below), you must devote substantially all of your full working time and attention to the Company and you must not engage in any employment, occupation, consulting or other similar activity absent the Board’s prior written consent; provided, however, that you may (i) serve in any capacity with any professional, community, industry, civic (including governmental boards), educational or charitable organization, (ii) serve on up to three for-profit entity public boards of directors and up to two advisory/private boards, with the Board’s prior written consent, and (iii) subject to the Company’s conflict of interest policies, make investments in other businesses and manage your and your family’s personal investments and legal affairs; provided that any such activities described in clauses (i)-(iii) above do not materially interfere with the performance of your duties for the Company and do not otherwise violate this Agreement. You will perform your services under this Agreement at such place or places as you and the Board may agree. You understand and agree that your employment will require travel from time to time. The Company acknowledges that you currently serve on three for-profit entity public boards of directors (excluding Bionomics) and more than two advisory/private boards, and hereby acknowledges that such service shall not be a breach of this Section 2 provided that (A) such services do not materially interfere with the performance of your duties to the Company and do not otherwise violate this Agreement, and (B) you transition off one or more of such boards of directors and advisory boards such that as of January 1, 2022, you will not be serving on more than three for-profit entity public boards of directors (excluding Bionomics) or more than two other advisory/private boards.

3.         Employment Period. The Company hereby agrees to employ you and you hereby accept employment with the Company upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending at the close of regular business hours on June 30, 2024 unless sooner terminated in accordance with the provisions of Section 6 (such period, as it also may be extended, the “Employment Period”). On the expiration of the initial three-year term and on each yearly anniversary thereof, this Agreement shall automatically renew for an additional one-year period unless sooner terminated in accordance with the provisions of Section 6 or unless either Party notifies the other Party in writing of its intention not to renew this Agreement not less than 120 days prior to such expiration date or anniversary, as the case may be.

4.         Cash and Incentive Compensation.

(a)     Base Salary. During your employment hereunder, you will receive a base salary at a monthly rate of USD $43,750, annualizing to USD $525,000 (as revised under this Agreement, the “Base Salary”). The Company will pay your Base Salary periodically in arrears not less frequently than monthly in accordance with the Company’s regular payroll practices as in effect from time to time. The Board will review your Base Salary for increase (but not for decrease) no less frequently than annually. If increased, the increased Base Salary will become the Base Salary for all purposes of this Agreement and will not thereafter be decreased without your written consent, which may be withheld for any reason or no reason.

(b)     Incentive Bonus. Upon meeting the applicable performance criteria established by the Remuneration Committee of the Board (the “Remuneration Committee”) in its sole discretion, you will be eligible to receive an annual incentive bonus (the “Annual Bonus”) for a given fiscal year of the Company targeted at an amount equal to 60% of your Base Salary in effect at the Effective Date or, for subsequent years, at the beginning of such fiscal year (the “Target Bonus”). For performance exceeding such applicable performance criteria in the sole judgment of the Remuneration Committee, the Annual Bonus may be increased up to 100% of your base salary. The Annual Bonus, if any, will be paid when other executives receive their bonuses under comparable arrangements but, in any event, no later than 15 days following the year following the fiscal year with respect to which it is earned. The applicable performance criteria for each fiscal year of the Company shall be determined by the Remuneration Committee no later than 90 days after the commencement of that fiscal year.

(c)     Equity Awards. You will be eligible for grants of options or other equity compensation at the discretion of the Remuneration Committee (with ratification by the Board). You will be entitled to a grant of 47,786,607 options, to be issued with an exercise price based on a volume weighted average price for the 14 day period prior to the Effective Date, with vesting on a quarterly basis over a 4 year period commencing on the Effective Date, subject to you remaining a director of the Company at the time of each quarterly vesting date, and subject to the acceleration provisions in Section 6(b)(iii) with automatic accelerated vesting in full in the event of a change in control of the Company (which shall be deemed to occur if any person acquires more than 50% of the voting shares of the Company) and otherwise on terms agreed between you and the Company or failing agreement, determined by the Remuneration Committee (with ratification by the Board). The issue of options will be subject to shareholder approval in accordance with the ASX Listing Rules and, if applicable, the Corporations Act, and otherwise subject to applicable law, the constitution of the Company and the ASX Listing Rules. The Remuneration Committee will consider further grants of equity compensation from time to time during the Employment Period.

(d)     Parachute Provisions. Your compensation under and beyond this Agreement is subject to Exhibit A hereto until the third anniversary of the Effective Date.

5.         Employee Benefits.

(a)     Employee Welfare and Retirement Plans. You will, to the extent eligible, be entitled to participate at a level commensurate with your position in all employee welfare benefit and retirement plans and programs the Company provides to its executives in accordance with the terms thereof as in effect from time to time. For the avoidance of doubt, this will include health benefits coverage to the value of USD $22,000 for the first year of employment and adjustments may be made based on additional documented increases in subsequent years.

(b)     Business Expenses. Upon submission of appropriate documentation in accordance with Company policies, the Company will promptly pay, or reimburse you for, all reasonable business expenses that you incur in performing your duties under this Agreement, including travel, entertainment, professional dues and subscriptions, as long as such expenses are reimbursable under the Company’s policies. Any payments or expenses provided in this Section 5(b) will be paid in accordance with Section 7(c).

(d)     Vacation. You will be entitled to annual leave equal to four weeks per annum (accrued ratably on a monthly basis or otherwise in accordance with the standard written policies of the Company with regard to executives or applicable law), to be taken at such times as agreed with the Company.

(e)     Other Leave. You may be entitled to other leave benefits as required under applicable law or the written policies of the Company with regard to executives.

(f)     Attorneys Fees. The Company will pay up to USD $12,000 for you to obtain legal services in connection with reviewing this Agreement for execution or for future modification of agreement or consultation thereof. The payment provided in this Section 5(e) will be paid in accordance with Section 7(c).

6.         Termination of Employment.

(a)     General. Subject in each case to the provisions of this Section 6 and the other provisions of this Agreement relating to our respective rights and obligations upon termination of your employment, nothing in this Agreement interferes with or limits in any way the Company’s right to terminate your employment at any time, for any reason or no reason, with or without notice, and nothing in this Agreement confers on you any right to continue in the Company’s employ. If your employment ceases for any or no reason, you (or your estate, as applicable) will be entitled to receive (in addition to any compensation and benefits you are entitled to receive under Section 6(b) below), subject to Section 6(f): (i) any earned but unpaid Base Salary and, to the extent consistent with general Company policy, accrued but unused vacation through and including the date of termination of your employment to be paid in accordance with the Company’s regular payroll practices and with applicable law but no later than the next regularly scheduled pay period, (ii) any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which your employment ends, to be paid on the date such Annual Bonus otherwise would have been paid if your employment had continued, (iii) unreimbursed business expenses in accordance with the Company’s policies for which expenses you have provided appropriate documentation, and (iv) any amounts or benefits to which you are then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the

“Code”)). Notwithstanding any other provision in this Agreement to the contrary, you will be entitled to severance, if any, solely through the terms of this Section 6, unless another written Board-approved agreement between you and the Company, or other Board-approved arrangement, expressly provides otherwise.

(b)     Termination Without Cause or for Redundancy, Resignation for Good Reason. If, during the Employment Period, the Company terminates your employment without Cause (defined below) including by giving notice of non-extension of this Agreement, or due to Redundancy (defined below), or you resign from the Company for Good Reason (defined below) (provided that you must give not less than 6 month notice of resignation, whether or not for Good Reason), in addition to the amounts covered by Section 6(a), the Company will pay to you the following, subject to compliance with Section 6(b)(iv) and Section 6(f):

(i)     Cash Severance. The Company will pay to you in cash an amount equal to the sum of (1) your then-current Base Salary, plus (3) the amount of your target Annual Bonus for the fiscal year of the Company in which you are terminated multiplied by a fraction, the numerator of which is twelve minus the number of whole calendar months remaining in the fiscal year of the Company in which you are terminated, and the denominator of which is 12, paid in equal installments over a 12-month period beginning as provided under Section 6(b)(iv) or at such later date as Section 7(a) provides. For the avoidance of doubt, these benefits are inclusive of and fully compensate you for any notice, or payment in lieu of notice, and any redundancy pay entitlement under applicable law.

(ii)     Benefits. Subject to compliance with Section 6(b)(iv), you will continue to receive healthcare benefits in accordance with Section 5(a) for a period of 12 months after termination of employment. Subject to compliance with Section 6(b)(iv), you will also receive outplacement services, provided that such services may not continue more than 12 months following the termination of your employment.

(iii)     Equity Compensation. In addition to the compensation and benefits described in Section 6(b)(i) and (ii) above and subject to the release required under Section 6(b)(iv), any outstanding equity compensation awards will fully and immediately vest with respect to any amounts that would have vested if you had remained employed for an additional 24 months and, as applicable, become exercisable, provided that the Board will have the right to suspend exercises or sales with respect to such equity compensation pending satisfaction of the release requirement, and provided further that the vesting will not accelerate the distribution of shares underlying equity awards if such acceleration would trigger taxation under Section 409A(a)(1)(B).

(iv)     Release. To receive any severance benefits provided for under this Agreement, you must deliver to the Company a general release of claims arising prior to the date of termination and relating to your employment by the Company in a customary form provided by the Company, which must become irrevocable within 60 days following the date of your termination of employment, provided, that in no event shall the release purport to release claims to the compensation described in Section 6(a) and (b) and, if applicable, Section 4(d) or other continuing rights under this Agreement. Subject to Section 7, any such severance benefits that (i) are conditioned in any part on such a release of claims and (ii) would otherwise be paid (assuming the release is given) prior to the last day on which the release could become irrevocable assuming your latest possible execution and delivery of the release (such last day, the “Release Effective Date”) shall be paid, if ever, only on the Release Effective Date, even if your release becomes irrevocable before that date. The Company may elect to make such payment up to thirty (30) days prior to the Release Effective Date, however. You must continue to comply with the covenants under Sections 8 and 9 in all material respects to continue to receive severance benefits.

(c)     Termination for Cause, Voluntary Resignation Without Good Reason.

(i)     General.    If, during the Employment Period, the Company terminates your employment for Cause, or you voluntarily resign from your employment other than for Good Reason, you will be entitled only to the payments described in Section 6(a) (excluding, on a termination for Cause, clause (ii) of Section 6(a)). You will have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as required by law.

(ii)      Definitions.

(I)     Cause. For purposes of this Agreement, “Cause” means termination of your employment because of (i) fraud, (ii) material misrepresentation not including any exercise of business judgment in good faith relating to the performance of your duties to the Company; (iii) material instances of theft or embezzlement of assets of the Company; (iv) your conviction, or plea of guilty or nolo contendere to any felony; (v) material failure to follow the Company’s conduct and ethics policies that have been provided or made available to you; (vi) your material breach of this Agreement; and/or (vii) your continued failure to attempt in good faith to perform your duties as reasonably assigned by the Board. Before terminating your employment for Cause under clauses (ii), (iii), (v), (vi), or (vii) above, the Company will specify in writing to you the nature of the act, omission, refusal, or failure that it deems to constitute Cause and, unless such circumstances are impossible to correct, give you 30 days after you receive such notice to correct the situation (and thus avoid termination for Cause), unless the Board agrees to further extend the time for correction.

(II)     Good Reason. For purposes of this Agreement, “Good Reason” means, the occurrence, without your prior written consent, of any of the following events: (i) any material diminution in your authority, duties or responsibilities with the Company; (ii) a breach by the Company of any material provision of this Agreement; or (iii) the Company’s requiring you to perform your principal services primarily in a geographic area more than 35 miles from the Individual’s current residence, as that may change from time to time, unless the place of required performance is closer to your then principal residence than was the prior place of required performance. No resignation for Good Reason for which any severance benefits will become payable under Section 6(b) will be effective unless (x) you have given written notice to the Company of your intention to terminate your employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) you have provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstance, you end your employment within six months after the initial occurrence.

(III)    Redundancy. For purposes of this Agreement, “Redundancy” means where your role is no longer required to be performed by anybody.

(d)     Death or Disability. Your employment hereunder will terminate immediately upon your death or Disability. “Disability” shall mean your inability, due to an illness or injury, to perform the inherent requirements of your role under this Agreement at the relevant time of assessment of Disability, or in the reasonably foreseeable future. A determination of Disability shall be made by a physician satisfactory to both you and the Company; provided that if you and the Company do not agree on a physician, you and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties. Employment termination under this subsection is not covered by Section 6(b).

(e)     Agreed Change of Role. You agree that you will negotiate in good faith should the Board seek to appoint a chief executive officer of the Company, to agree to transition to the role of Non-Executive Chairman (provided that the Company provide a period of notice of no less than 6 months), in which case you agree that your employment as Executive Chairman may be terminated by the Company and your compensation adjusted such that you will receive compensation appropriate to the position of Non-Executive Chairman, provided that while you remain a director of the Company, the options issued pursuant to Section 4(c) will vest in accordance with the vesting program while you remain a director of the Company. The termination provisions outlined in Section 6 (b) (iii) of accelerated vesting of outstanding options will apply if there is a change of role with respect to remaining on the Board of Directors of the Company.

(f)     Further Effect of Termination on Board and Officer Positions. If your employment ends for any reason (except pursuant to Section 6(e)), you agree that you will cease immediately to hold any and all officer or director positions you then have with the Company or any affiliate, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice), except to the extent that you reasonably and in good faith determine that ceasing to serve as a director or officer would breach your fiduciary duties to the Company or such affiliate. You hereby irrevocably appoint the Company to be your attorney to execute any documents and do anything in your name to effect your ceasing to serve as a director and officer of the Company and any affiliate, should you fail to resign following a request from the Board to do so. A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this subsection will be conclusive evidence that it does so. The Company will prepare any documents, pay any filing fees, and bear any other expenses related to this section.

(g)     Benefits Requiring Shareholder Approval. Notwithstanding any other provision of this Agreement, on termination of your employment for any reason, the Company is not required to make any payment or provide any benefit which is not permitted by law in the absence of shareholder approval.

7.         Effect of Section 409A of the Code.

(a)     Six Month Delay. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of your “separation from service” (as determined under Section 409A) or (ii) the tenth day following the date of your death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule. Payments subject to the foregoing up to six month delay will bear interest for the period they are delayed at the Wall Street Journal prime rate based on the interest rate in effect on the date of employment termination, compounded monthly and paid in the first payroll period beginning after the New Payment Date.

(b)     General 409A Principles. For the purposes of determining when amounts otherwise payable on account of your termination of employment under this Agreement will be paid, which amounts become due because of your termination of employment, “termination of employment” or words of similar import, as used in this Agreement, shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A on or following termination of employment. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A or are paid in a manner covered by Treas. Reg. Section 1.409A-1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and this Agreement will, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to you or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

(c)     Expense Timing. Payments with respect to reimbursements of expenses will be made in the ordinary course and, in any case, on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

8.         Confidentiality, Disclosure, and Assignment

(a)     Confidentiality. Except as may be required by law, you will not, during or after the Employment Period, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by the Company other than on behalf of the Company. If your employment with the Company ends, you will not, without the Company’s prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information. For purposes of this Agreement, “Confidential Information” means information or material of the Company that is not generally available to or used by others unaffiliated with the Company, or the utility or value of which is not generally known, whether or not the underlying details are in the public domain, including:

(i)     information or material relating to the Company and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated products, services, or software; customers or prospective customers; strategic partners and/or collaborators, price lists and all other pricing information; licensing arrangements; research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

(ii)     information or material relating to the Company’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company’s products or services;

(iii)     information on or material relating to the Company that when received is marked as “proprietary,” “private,” or “confidential”;

(iv)     the Company’s trade secrets;

(v)     information or material relating to the Company and its databases, modules, products, programs, product improvements, product enhancements and/or developments, designs, specifications, processes, methods, techniques, operations, projects, plans, chemical compounds, chemical or biological materials, engineering data, clinical or technological data, research data, financial data, personnel data, and other confidential agreements or documents (including, but not limited to, clinical trial protocols and unpublished patent applications); and

(vi)     any similar information of the type described above that the Company obtained from another party and that the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.

Notwithstanding the foregoing, “Confidential Information” does not include any information that is properly published or in the public domain; provided, however, that information that is published by or with your aid outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

(b)     Business Conduct and Ethics. During your employment with the Company, you will not engage in any activity that you are or should have been aware is substantially likely to materially conflict with the Company’s best interests, and you will comply in all material respects with the Company’s policies and guidelines pertaining to business conduct and ethics.

(c)     Disclosure. You will disclose promptly in writing to the Company all inventions, discoveries, software, writings and other works of authorship that you created, made, conceived, discovered, reduced to practice or wrote jointly or singly on Company time or on your own time during your employment with the Company (“Developments”), provided that the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by the Company in its business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to the Company.

(d)     Current Assignments. You agree to assign and do hereby assign to the Company (or any person or entity the Company designates) all your right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this subsection does not apply to Developments that do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and that are made and conceived by you not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Confidential Information. You understand that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this subsection shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. You also hereby waive all claims to moral rights in any Developments.

(e)     Instruments of Assignment. You will sign and execute all instruments of assignment and other papers to evidence vestiture of your entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in the Company, at the Company’s reasonable request and expense, and you will do all acts and sign all instruments of assignment and other papers the Company may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof. You further agree that if the Company is unable, after reasonable effort, to secure your signature on any such papers, any executive officer of the Company will be entitled to execute any such papers as your agent and attorney-in-fact, and you hereby irrevocably designate and appoint each executive officer of the Company as your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all actions as the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence. If you are needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship you conceived, developed or reduced to practice, you hereby agree to do so, and if your employment ends, the Company will pay you at an hourly rate mutually agreeable to the Company and you, plus reasonable traveling or other expenses, subject to Section 7(c).

(f)     Government Obligations. You acknowledge that the Company from time to time may have agreements with other persons or with the Australian Government or the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. You agree to be bound by all such obligations and restrictions that are made known to you and to take all action reasonably necessary to discharge the obligations of the Company under such agreements.

(g)     Additional Post-Employment Provisions. When your employment ends, you must (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) if such property is owned or used by the Company and not otherwise licensed to you; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in your possession or control (including any of the foregoing stored or located in your office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that you may retain only those portions of any personal notes, notebooks and diaries that do not contain Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which you are or become aware to the extent such information is in your possession or control. Notwithstanding anything elsewhere to the contrary, you may retain (and not destroy) (x) information showing your compensation or relating to reimbursement of expenses that you reasonably believe are necessary for tax purposes and (y) copies of plans, programs, policies and arrangements of, or other agreements with, the Company addressing your compensation or employment or termination thereof.

(h)     Survival. The obligations of this Section 8 (other than Section 8(b)) will survive the expiration or termination of this Agreement and your employment.

9.         Noncompetition and Nonsolicitation.

(a)     General. The Parties recognize and agree that (a) you are becoming a senior executive of the Company, (b) you have received, and will in the future receive, substantial amounts of the Company’s Confidential Information, (c) the Company’s business is conducted on a worldwide basis, and (d) provision for noncompetition and nonsolicitation obligations by you is critical to the Company’s continued economic well-being and protection of the Company’s Confidential Information. In light of these considerations, this Section 9 sets forth the terms and conditions of your obligations of noncompetition and nonsolicitation during and subsequent to the termination of this Agreement and/or the cessation of your employment for any reason.

(b)    Noncompetition.

(i)     Unless the Company waives or limits the obligation in accordance with Section 9(b)(ii), you agree that during employment and for the Extended

Restraint Period (defined below) or the Standard Restraint Period (defined below), as relevant, you will not directly or indirectly, alone or as a partner, equityholder, officer, director, manager, or employee of any other firm or entity, anywhere in the Restraint Area, provide the same or similar services as you provided to the Company to any business that competes with any part of the Company’s (or any of its subsidiaries’) business as and where conducted as of the date of such termination of employment. For purposes of this clause (i), “equityholder” does not include the passive, beneficial ownership of less than 5% of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. Also for purposes of this clause (i), “the Company’s business” includes business conducted by the Company or its affiliates and any partnership or joint venture in which the Company or its affiliates is a partner or joint venturer. The Extended Restraint Period or Standard Restraint Period, as relevant, will be further extended by any period of time during which you are in violation of Section 9(b) or (c).

(ii)    At its sole option the Company may, by written notice to you at any time within the Extended Restraint Period or Standard Restraint Period, as relevant, waive or limit the time and/or geographic area in which you cannot engage in competitive activity.

(c)    Nonsolicitation of Employees and Consultants. During your employment and during the Extended Restraint Period or Standard Restraint Period, as relevant, you must not, directly or indirectly, individually or on behalf of any individual or entity, (a) hire or offer to hire as an employee or engage or offer to engage the services of any individual or entity who you are aware is then employed by or who provides services to the Company, including those who ceased to be employed or provide services within six months before the date of proposed hiring or engagement (to the extent, in the case of any consultant, such engagement would require the consultant to materially diminish or otherwise limit his, her, or its services to the Company), or (b) solicit, aid or induce any individual or entity who you are aware is then employed by or who provides services to the Company, including those who ceased to be employed or provide services within six months before the date of proposed hiring or engagement, to reduce or terminate his, her, or its services to the Company and its subsidiaries, to accept employment with, or render services to or with, any individual or entity unaffiliated with the Company (provided that nothing in this Section 9(c) prohibits you from, directly or indirectly, engaging in any general solicitations, so long as your solicitation does not specifically target any of the individuals or entities who were employed by or who provided services to the Company during the period prohibited above).

(d)     Interpretation.

(ii)    Operation of restraints. You agree that this Section 9 has effect as separate and severable restraints comprised of a combination of each of Section 9(a), Section 9(b) and Section 9(c) with each tended Restraint Period or Standard Restraint Period, as relevant, and each Restraint Area. If any such restraint created by such combination is determined to be void, the remaining combinations are severable and will continue to apply with such deletions or modifications as necessary to make them valid, effective and enforceable. If there is any inconsistency or contradiction between the restraints created by such combination, the combination with the longest duration is the agreed restraint

(ii)      Definitions.

(I)    Extended Restraint Period.    For purposes of this Agreement, “Extended Restraint Period” means, following your cessation of employment, if you are terminated by the Company without Cause, or you resign for Good Reason (and the Company provides the benefits to which you are entitled under Section 6(b)), the period of: (i) 24 months; (ii) 18 months; (iii) 12 months; (iv) 9 months.

(II)    Standard Restraint Period. For purposes of this Agreement, “Standard Restraint Period” means, following your cessation of employment if you resign without Good Reason or you are terminated by the Company for Cause, the period of: (i) 24 months; (ii) 18 months; (iii) 12 months; (iv) 9 months.

(III)    Restraint Area. For purposes of this Agreement, “Restraint Area” means: (i) anywhere in the world where the Company or its subsidiaries conducts its business; (ii) the United States of America and Australia; (iii) the United States of America; (iv) Australia

(e)     Survival. The obligations of this Section 9 survive the expiration or termination of this Agreement and your employment.

10.         Enforcement. The restrictions contained in Sections 8 and 9 are necessary for the protection of the business and goodwill of the Company and you agree that you consider them to be reasonable for such purpose. You agree that any material breach of Sections 8 and 9 is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies as may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and you hereby waive the adequacy of a remedy at law as a defense to such relief and any requirement of the Company to post a bond, and you will be deemed to have expressly waived any rights you may have had to payments under Section 6(b).

11.         Indemnification. In addition to any indemnification provided by the Company’s organizational documents, the Company will enter into an indemnification agreement with you as a director in the form used for other directors, provided, that such indemnification agreement shall also indemnify you with respect to your service as an officer of the Company. This Section 11 will survive the termination or expiration of this Agreement and your employment.

12.         Miscellaneous.

(a)     Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three business days following deposit in a Post Office, by certified mail, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service in the case of notice to the Company to its address set forth in the introductory paragraph hereto and in the case of notice to you to the current address on file with the Company. Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 12(a).

(b)     No Mitigation. You are not required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor will any such benefits be reduced by any earnings or benefits that you may receive from any other source. Notwithstanding any other provision of this Agreement, any sum or sums paid under this Agreement will be in lieu of any amounts to which you may otherwise be entitled under the terms of any severance plan, policy, program, agreement or other arrangement sponsored by the Company or an affiliate of the Company.

(c)     Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELEASE IT CONTEMPLATES, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, THE PARTIES AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, RELATING TO YOUR EMPLOYMENT, OR COVERED BY THE CONTEMPLATED RELEASE.

(d)     Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

(e)     Assignment. This Agreement will be binding upon and will inure to the benefit of (i) your heirs, beneficiaries, executors and legal representatives upon your death and (ii) any successor of the Company. Any such successor of the Company will be treated as substituted for the Company under the terms of this Agreement for all purposes. You specifically agree that any assignment may include rights under the restrictive covenants of Sections 8 and 9. As used herein, “successor” will mean any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company and its subsidiaries.

None of your rights to receive any form of compensation payable under this Agreement will be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon your death or as provided in Section 10(j). Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in your rights to receive any form of compensation hereunder will be null and void; provided, however, that notwithstanding the foregoing, you will be allowed to transfer vested shares subject to stock options (other than incentive stock options within the meaning of Section 422 of the Code) or the vested portion of other equity awards consistent with the rules for transfers to “family members” as defined in Securities Act Form S-8. Any other attempted assignment, transfer, conveyance or other disposition of any interest in your rights to receive any form of compensation hereunder will be null and void.

(f)     No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged or any obligations thereunder waived through a writing signed by you and the Chair of the Remuneration Committee or any executive officer of the Company (other than you) duly authorized either by the Board or the Remuneration Committee.

(g)     No Conflict of Interest. You confirm that you have fully disclosed to the Company, to the best of your knowledge, all circumstances under which you, your immediate family and other persons who reside in your household have or may have a conflict of interest with the Company. You further agree to fully disclose to the Company any such circumstances that might arise during your employment upon your becoming aware of such circumstances.

(h)     Other Agreements. You hereby represent that your performance of all the terms of this Agreement and the performance of your duties as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with the Company and that you will not disclose to the Company or induce the Company to use any confidential or proprietary information, knowledge or material belonging to any previous employer or others. You also represent that you are not a party to or subject to any restrictive covenants, legal restrictions, policies, commitments or other agreements in favor of any entity or person that would in any way preclude, inhibit, impair or limit your ability to perform your obligations under this Agreement, including noncompetition agreements or nonsolicitation agreements, and you further represent that your performance of the duties and obligations under this Agreement does not violate the terms of any agreement to which you are a party. You agree that you will not enter into any agreement or commitment or agree to any policy that would prevent or hinder your performance of duties and obligations under this Agreement.

(i)     Disclosure of this Agreement. You acknowledge that the Company may provide others, including but not limited to customers of the Company and any of your future employers or prospective business associates, with a copy of this Agreement (or portions thereof) to highlight your continuing obligations to the Company hereunder.

(j)     Survivorship. The respective rights and obligations of the Company and you hereunder will survive any termination of your employment to the extent necessary to the intended preservation of such rights and obligations.

(k)     Beneficiaries. You will be entitled, to the extent applicable law permits, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon your death by giving the Company written notice thereof in a manner consistent with the terms of any applicable plan documents. If you die, severance then due or other amounts due hereunder will be paid to your designated beneficiary or beneficiaries or, if none are designated or none survive you, your estate.

(l)     Withholding. The Company will be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes or other amounts either required by law or authorized by you with respect to payments made to you in connection with your employment.

(m)     Company Policies. References in this Agreement to Company policies and procedures are to those policies and procedures in effect at the Effective Date, as the Company may amend them from time to time upon reasonable notice to you. Although you are required to comply with all Company policies, such policies do not impose any obligation, contractual or otherwise, on the Company, and policies may be amended from time to time at the Company’s sole discretion.

(n)     Governing Law; Venue; Jurisdiction and Service of Process. This Agreement must be construed, interpreted, and governed in accordance with the laws of South Australia, without reference to rules relating to conflicts of law. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement must be commenced only in a court of the State of South Australia (or, if appropriate, a federal court located within the State of South Australia), and the Company and you each consent to the exclusive jurisdiction of such a court. With respect to any such court action, the Parties hereto (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by the means specified under Section 12(a); and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, inconvenient forum, or service of process.

(o)     Entire Agreement. This Agreement and any documents referred to herein represent the entire agreement of the Parties and will supersede any and all previous contracts, arrangements or understandings between the Company and you.

Signatures on Page Following

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and you have hereunto set your hand to be effective as of the Effective Date.

BIONOMICS LIMITED.

June 30, 2021	By:	/s/ David Wilson
Date		David Wilson

ERROL B. DE SOUZA

June 30, 2021	/s/ Errol De Souza
Date

Exhibit A

Parachute Provisions

CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

(a)    Anything in this Agreement to the contrary notwithstanding (except section 6(g) and except as set forth below, if any payment or distribution by the Company or its affiliates to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or you incur any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. This Exhibit A will only apply to events subject to Section 4999 that occur before the third anniversary of the Effective Date and while you remain employed by the Company.

(b)    Subject to the provisions of Paragraph (c) below, all determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such national, certified public accounting firm as you may designate (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you as soon as practicable following (but in any event within 30 days after) the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the event triggering the Excise Tax, you must appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Company shall bear all fees and expenses of the Accounting Firm. Any determination by the Accounting Firm will be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that the Company will not have made should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to Paragraph (c) below and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and the Company must promptly pay any such Underpayment to or for your benefit. Any Gross-Up Payment, as specified under this Agreement, shall be paid in any event not later than the end of your taxable year next following the taxable year in which you remit the applicable taxes to the appropriate taxing authority.

(c)    You must notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification must be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and must apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You may not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you must:

(i)    give the Company any information reasonably requested by the Company relating to such claim,

(ii)    take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)    cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)    permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and must indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph (c), the Company will control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company must advance the amount of such payment to you, on an interest-free basis and must indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after you receive an amount advanced by the Company pursuant to Paragraph (c), you become entitled to receive any refund with respect to such claim, you must (subject to the Company’s complying with the requirements of Paragraph (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after your receipt of an amount advanced by the Company pursuant to Paragraph (c), a determination is made that you will not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.